                                                                   EXHIBIT 12(d)

                             BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the six months ended June 30, 1998 and 1997 and for the five years ended December 31, 1997 were as follows:

                                             Six Months Ended
                                                 June 30,                   Years Ended December 31,
(Dollars in millions)                      -----------------   ------------------------------------------------
                                             1998      1997      1997      1996      1995     1994       1993
                                           --------  -------   -------   -------   -------   -------   --------
Net income                                 $   480   $   419   $   879   $   650   $   678   $   542   $   367
Extraordinary items, net of tax                                                                    7
Cumulative effect of changes
   in accounting principles, net of tax                                                                    (24)
Income tax expense                             301       282       589       483       529       422       262
                                           --------  -------   -------   -------   -------   -------   --------
     Pretax earnings                       $   781   $   701   $ 1,468   $ 1,133   $ 1,207   $   971   $   605
                                           ========  =======   =======   =======   =======   =======   ========
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                       $    20   $    20   $    39   $    40   $    38   $    35   $    36
Interest on borrowed funds                     559       515     1,050       873     1,079     1,038       384
Interest  on deposits                          926       805     1,685     1,680     1,791     1,301     1,177
                                           --------  -------   -------   -------   -------   -------   --------
          Total fixed charges                1,505     1,340     2,774     2,593     2,908     2,374     1,597

Preferred stock dividend
  requirements                                  14        31        53        65        68        67        61
                                           --------  -------   -------   -------   -------   -------   --------

Total combined fixed charges
  and preferred stock dividend
  requirements                             $ 1,519   $ 1,371   $ 2,827   $ 2,658   $ 2,976   $ 2,441   $ 1,658
                                           ========  =======   =======   =======   =======   =======   ========

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)                $ 2,286   $ 2,041   $ 4,242   $ 3,726   $ 4,115   $ 3,345   $ 2,202
                                           ========  =======   =======   =======   =======   =======   ========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                 1.50      1.49      1.50      1.40      1.38      1.37      1.33
                                           ========  =======   =======   =======   =======   =======   ========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.